EXHIBIT A

SCHEDULE OF TRANSACTIONS

Date of Transaction	Number of Shares Acquired	Price Per Share		Low Price	High Price
March 27, 2017	4,175	$2.85	*	$2.83	$2.85
March 28, 2017	18,389	$2.80	*	$2.79	$2.80
March 29, 2017	14,703	$2.80		$2.80	$2.80
March 30, 2017	13,663	$2.80		$2.80	$2.80
March 31, 2017	1,597	$2.80		$2.80	$2.80
April 3, 2017	64,420	$2.84	*	$2.65	$2.85
April 4, 2017	83,053	$2.78	*	$2.75	$2.82
April 5, 2017	125,000	$2.79	*	$2.73	$2.85
April 6, 2017	300	$2.75		$2.75	$2.75
April 10, 2017	4,611	$2.75		$2.75	$2.75
April 13, 2017	402	$2.75		$2.75	$2.75
April 17, 2017	9,284	$2.74	*	$2.72	$2.75
April 18, 2017	5,339	$2.75		$2.75	$2.75
May 3, 2017	3,147	$2.80		$2.80	$2.80
May 4, 2017	361	$2.80		$2.80	$2.80
May 5, 2017	6,900	$2.80		$2.80	$2.80
May 8, 2017	66,256	$2.80		$2.80	$2.80
May 11, 2017	96,239	$2.99	*	$2.58	$3.00
May 12, 2017	8,298	$3.00		$3.00	$3.00
May 15, 2017	80,530	$3.10		$3.10	$3.10
May 16, 2017	127,000	$3.26	*	$3.25	$3.30
May 17, 2017	24,585	$3.30		$3.30	$3.30
May 22, 2017	3,270	$2.99	*	$2.97	$2.99
May 23, 2017	400	$3.03	*	$3.02	$3.04
May 24, 2017	1,365	$3.10	*	$3.09	$3.12

*The Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.

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